Exhibit 99.2


                                                          Witco Corporation
                                                          One American Lane
                                                   Greenwich, CT 06831-2559


Witco Contacts:  Robert Bennett 203-552-2282
                 Director of Investor Relations
                 Patricia McLean 203-552-2273
                 Director of Communications
Goldschmidt Contact:  Susanne Gollan 011-49-2011-73-2862


               WITCO CORPORATION WILL SELL OLEOCHEMICALS AND
         DERIVATIVES BUSINESS TO THE GROUPS OF GOLDSCHMIDT AND SKW


Greenwich, CT -- June 23, 1999 -- Witco Corporation (NYSE:WIT), Th. Goldschmidt AG (FMR:GSL), Essen/Germany and SKW Trostberg AG (FMR:SKW), Trostberg/Germany, today announced an agreement to complete the sale of Witco's Oleochemicals and Derivatives business to the Groups of Goldschmidt and SKW. Following appropriate employee consultation, regulatory approval and approval by the companies' respective boards, the transaction is expected to be closed by August 31, 1999. Terms of the agreement were not disclosed.

          Dr. E. Gary Cook, Chairman, President and Chief Executive Officer of Witco, commented, "We are very pleased to have reached this agreement and are particularly pleased that the transaction will be completed well within our targeted timeframe. Our objective from the beginning has been to couple the Oleochemicals & Derivatives Group (ODG) with a company that has the resources and commitment to focus on and develop these businesses. This transaction will provide an outstanding opportunity for ODG to thrive both as a complement to Goldschmidt's existing businesses and as an expanded global presence in oleochemical based surfactants."

          Dr. Hans J. Kollmeier, President and CEO of Th. Goldschmidt AG, said, "The Oleochemicals and Derivatives Group of Witco presents a valuable addition to Goldschmidt's core businesses; it provides an excellent opportunity to expand our range of products and services for our customers in the personal care, home and fabric care markets as well as the industrial markets. We are therefore very pleased to have reached this agreement with Witco. In view of the complementary business activities, we are confident that we will jointly succeed in developing the spirit and the commitment which will enable the combined business to become an even more attractive partner for our customers and to offer a more promising working environment for all employees."

          The transaction will comprise the acquisition of Witco Surfactants GmbH, which owns the Steinau, Germany facility as well as Witco's Flimby facility in the United Kingdom, its Granollers facility in Spain and, in the United States, its ODG facilities in Janesville, Wisconsin and Mapleton, Illinois. Witco will maintain ownership of its metal organics plant located adjacent to the Mapleton, Illinois ODG facility.

          The sale does not include Witco's facility located in Memphis, Tennessee, an important manufacturing location for products strategic to its Polymer Chemicals and Industrial Specialties businesses.

          Witco Corporation, headquartered in Greenwich, Connecticut USA, is a global manufacturer of specialty chemicals providing high value products for a wide range of customers around the world. The company's 1998 sales were $1.9 billion. On June 1, 1999, Witco Corporation and Crompton & Knowles Corporation announced that their boards of directors had approved a definitive agreement for a tax-free, stock-for-stock merger of equals. The merger is expected to be completed in the third quarter of 1999.

          SKW and Goldschmidt will form the new VIAG Chemicals Group with annual sales of over $3.5 billion. The group is a leading supplier of specialty chemicals focusing on construction chemicals, nature products and specialty chemicals for consumer and industrial applications.